UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 12b-25
NOTIFICATION OF LATE FILING

Commission File Number: 811-
06498

(check one):   [  ] Form 10-K and
Form 10-KSB       [  ] Form 10-Q and
Form   10-QSB
               [  ] Form 20-F       [  ]
Form 11-K       [x ] Form N-SAR

For Period Ended: April 30, 2002

[ ] Transition Report on Form 10-K
               [ ] Transition Report on
Form 20-F

[ ]  Transition Report on Form 11-K
               [ ] Transition Report on
Form 10-Q

[ ]  Transition Report on Form N-
SAR

For the Transition Period Ended:

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT
INFORMATION

PIC Investment Trust: PIC Twenty
Fund I
Full Name of Registrant

-------------------------
Former Name if Applicable

300 North Lake Avenue
Address of Principal Executive
Office (Street and Number)

Pasadena, CA 91101
City, State and Zip Code
PART 11 - RULES 12b-25(b) and
(c)
if the subject report could not be
filed without unreasonable effort or
expense and the registrant seeks
relief pursuant to Rule 12b-25(b),
the following should be completed.
(Check box if appropriate)

[x ]  (a) The reasons described in
reasonable detail in Part III of this
form could not be eliminated without
unreasonable effort,or expense;

[ ]  (b) The subject annual report,
semi-annual report, transition report
on Form 10-K, Form 20-F, 11-K,
Form N-SAR, or portion thereof, will
be filed on or before the fifteenth
calendar day following the
prescribed due date; or the subject
quarterly report of transition report
on Form IO-Q, or portion thereof will
be filed on or before the fifth
calendar day following the
prescribed due date; and [ ]

(c) The accountant's statement or
other exhibit required by rule 12b-
25(c) has been attached if
applicable.

PART III - NARRATIVE

State below in reasonable detail the
reasons why the Form 10-K and
Form 10-KSB, 11-K, 20-F, IO-Q and
Form IO-QSB, N-SAR, or other
transition report or portion thereof,
could not be filed within the
prescribed period.

Waiting for financial information.



PART IV - OTHER INFORMATION

(1)   Name and telephone number
of person to contact in regard to this
notification

Joy Ausili                          (626) 914
- 7385
(Name)                      (Area Code)
(Telephone Number)

(2)  Have all other periodic reports
required under    section 13 or 15(d)
of the Securities Exchange Act of
1934 or Section 30 of  the
Investment Company Act of 1940
during the preceding 12 months (or
for such shorter period that the
registrant was required to file such
reports), been filed. If answer is no,
identify report(s).

      [x ] YES     [ ] NO
(3)  Is it anticipated that any
significant change in results of
operations from the corresponding
period for the last fiscal year will be
reflected by the earnings statement
to be included in the subject report
or portion thereof?

     [ ] YES      [x ] NO

If so, attach an explanation of the
anticipated change, both narratively,
and, if appropriate, state the
reasons why a reasonable estimate
of the results cannot be made.

PIC Investment Trust: PIC Twenty
Fund I
(Name of Registrant as Specified in
Charter)

has caused this notification to be
signed on its behalf by the
undersigned hereunto duly
authorized.


Date:     July 1, 2002
                    By: /s/ Joy Ausili